Exhibit 99.1

Sutor Technology Group Limited Reports

Fiscal Year 2013 Financial Results

CHANGSHU, China, September 17, 2013 - /PRNewswire - FirstCall/ - Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its audited financial results for the fiscal year ended June 30, 2013.

Fiscal 2013 Financial Results Highlights:

	FY2013	FY2012	Change
Revenues (million):	$612.1	$531.6	15.1%
Gross profit (million)	$44.9	$41.7	7.7%
Net income (million)	$16.9	$12.1	39.7%
EPS	$0.42	$0.30	40.0%

For the fourth quarter of fiscal 2013 ended on June 30, 2013, Sutor generated revenue, net income and EPS of $197.5 million, $6.4 million, and $0.16, respectively, as compared to revenue, net income and EPS of $183.6 million, $3.3 million and EPS of $0.08, respectively, for the same period last year. The increase in revenue was primarily driven by higher pre-painted galvanized steel (PPGI) exports and higher sales of acid-pickled products. In addition, lower interest expenses due to reduced discounted interest expenses on bank notes also contributed to the higher net income.

Fiscal 2013 Major Events Highlights:

•	Successfully launched a number of new products including galvolume products (zinc-aluminum galvanization), self-cleaning plates for the solar water heater industry, and silk-like patterned products for high-end applications;
•	Continue to expand our Internet B2B trading platform (www.Jinying365.com) exclusively for the heavy industries - the platform recently commenced business operations;
•	Established a joint production facility with Zhejiang Longkey Anti-corrosion Co. Ltd. to upgrade our existing anti-corrosion capacity for our steel pipe products; and
•	Continued the construction of a new cold-rolled steel production line of 500,000-ton designed annual production capacity with a revised completion date of end of calendar year 2013. The final assembly of the facility was delayed due to the record hot weather condition in the region this summer.

Ms. Lifang Chen, Chairwoman and CEO of Sutor, commented, “We are very pleased that our performance of fiscal year 2013 rebounded strongly from a low level of the last several years. We attribute our success to our commitment to producing a portfolio of fine finished steel products to serve customers in a variety of industries including household appliances, green industries, IT, automobiles and construction and infrastructure. Our main factories are located in Changshu, a port city in Jiangsu province. Jiangsu is one of the largest provinces in China in terms of economic output and Changshu port processes a large portion of the steel products used in eastern China. Our vertically integrated business model combined with this strategic location gives us a natural competitive advantage which is hard for other steel processing companies to match.”

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Ms. Chen continued, “The Chinese economy is going through a transition from an investment and export driven economy with priority on growth to an economy where domestic consumption will play a more important role and sustainable growth will be the goal. Like in any economies, transition brings about both challenges and opportunities. We are no exception. While our business segment for steel pipe products used in the construction and infrastructure sectors suffered losses in recent years, our main products used for consumer durables and general industrial applications continue to enjoy growth and profits due to population growth and overall growing economic activities in China.”

Ms. Chen further commented, “Going forward and in order to achieve sustainable growth, we have in place a number of strategies to cope with economic volatilities in the Chinese economy as well as the overcapacity problem in some sub-segments of the steel industry. First, we will continue to develop high-end products, particularly our hot-dip galvanized (HDG) and pre-painted galvanized (PPGI) products, which are especially well received in the overseas markets. Our market research shows that there is a strong demand for high-end steel products even when there are excess supplies for certain low end steel products. Second, we will continue to develop our recently established B2B online trading platform exclusively for the heavy industries. It is scalable and supplementary to our existing capital intensive and asset heavy steel processing business. We view it as a real option and hope it will become a significant business component of the Company in the future. Finally, we anticipate that the completion of the new 500,000-ton cold-rolled steel production line may contribute to our near term growth.”

Ms. Chen concluded, “According to National Bureau of Statistics of China, The Chinese PMI for August was 51.0%. It has been above 50.0% for consecutive eleven months. More importantly, all of the five component indices of the PMI index showed improvement over those for July. There are different assessments of the outlook of the Chinese economy. But based on the latest economic indicators, we are cautiously optimistic about the economic activities for the rest of 2013. We do not foresee major problems related to the demand for our products or customers’ ability to pay for our products and services.”

Fiscal Year 2013 Results

Revenue. For the fiscal year ended June 30, 2013, revenue was $612.1 million compared to $531.6 million last fiscal year, an increase of approximately 15.1%. The increase was mainly attributable to improved total sales volume of approximately 37.3% in fiscal 2013 as compared to last fiscal year, of which sales volume for acid pickled products and cold rolled products at Jiangsu Cold Rolled increased by 123.5% and 280.3%, respectively. The effect of increased sales volume on revenue was partly offset by the decline in the average selling price (ASP) of approximately 15.9% as compared with last fiscal year. The lower ASP was primarily due to lower costs of raw materials.

To protect the environment, the Chinese government halted issuing permits for building new acid pickled production lines in 2011, which we believe limits the market supply of acid-pickled products. As a result, our sales of acid pickled products, an indispensable feedstock for processing a variety of value-added steel products, rose by approximately 98.0% as compared with last year. Additionally, the sales volume generated from cold-rolled products for the fiscal year ended June 30, 2013 was approximately 222.6% higher than last year, mainly resulted from our developing a new SOE customer whose purchase volume accounted for approximately 30% of the total cold-rolled products sales as well as the recovery of the household appliance industry. Moreover, to cope with the economic volatility during the fiscal year ended June 30, 2013, we adjusted our sales strategies, including increasing experienced sales force to gain access to more end customers in diverse downstream industries, adopting aggressive pricing policies to gain price sensitive customers, and shortening the delivery time to capture more time sensitive customers.

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On a geographic basis, revenue generated from outside of China was $58.9 million, or 9.6% of total revenue, for fiscal year 2013, as compared to $60.1 million, or 11.3% of the total revenue, for fiscal year 2012. From fiscal year 2012 to 2013, we increased our total export shipment tonnage, but the effect on revenue was offset by lower ASP. A number of factors contributed to our increased sales volume. We exported our products to more customers in more countries in fiscal 2013 than 2012. We believe our focus on developing high-end products helped us maintain export momentum.

Cost of revenue.  Cost of revenue increased $77.2 million, or 15.8%, to $567.1 million in fiscal year 2013 from $489.9 million in fiscal year 2012. As a percentage of revenue, cost of revenue increased to 92.7% in fiscal year 2013 from 92.2% last year.  The increase in cost of revenue was mainly due to the increase in sales revenue.

Gross profit and gross margin. Gross profit increased $3.2 million to $44.9 million in fiscal year 2013 from $41.7 million in fiscal year 2012. Gross margin was 7.3% in fiscal year 2013, as compared to 7.8% in fiscal year 2012. The decreased gross margin mainly resulted from changes in the product mix where lower margin products like acid pickled steel and cold rolled steel products made a larger percentage of the total revenue in fiscal 2013 than last fiscal year. Further, lower ASP also contributed to lower gross margin.

Total operating expenses. Our total operating expenses increased approximately $0.8 million to $18.8 million in fiscal year 2013 from $18.0 million in fiscal year 2012. As a percentage of revenue, our total operating expenses decreased to 3.0% in fiscal year 2013 from 3.4% in fiscal year 2012.

Selling expenses. Our selling expenses increased approximately $1.1 million to $8.3 million in fiscal year 2013, from $7.2 million in fiscal year 2012. As a percentage of revenue, our selling expense was 1.3% in fiscal year 2013 as compared to 1.4% in fiscal 2012. The dollar amount increase in selling expenses was primarily due to the increased domestic shipping and shipping-related expenses as a result of higher sales in fiscal 2013 than last year.

General and administrative expenses.  General and administrative expenses decreased $0.3 million, or 2.8%, to $10.5 million, or 1.7% of revenue, in fiscal year 2013, from $10.8 million, or 2.0% of revenue, in fiscal year 2012. The lower general and administrative expenses were primarily due to lower office, insurance and professional consulting expenses in fiscal 2013 than last year.

Interest expense. Our interest expense decreased $3.1 million to $10.2 million in fiscal year 2013, from $13.3 million in fiscal year 2012. As a percentage of revenue, our interest expenses decreased to 1.7% in fiscal year 2013, from 2.5% in fiscal year 2012.  The decrease in interest expense was mainly attributable to the decrease in discounted interest expenses on bank notes. To control interest expenses, we stopped using bank notes at the beginning of calendar year 2013.

Provision for income taxes. We incurred income tax expense of $2.7 million in fiscal year 2013 as compared to $1.0 million in fiscal year 2012. In addition to lower taxable income, we also received tax rebates and waiver of tax obligations for using certain domestic equipment, leading to lower effective income tax rate in fiscal 2012 than fiscal 2013.

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Net income. Net income, without including the foreign currency translation adjustment, increased $4.8 million, or approximately 39.7%, to $16.9 million in fiscal year 2013, from $12.1 million in fiscal year 2012, as a cumulative result of the above factors. EPS was $0.42 for fiscal 2013 as compared to $0.30 for fiscal 2012, or up 40%.

Financial Condition and Liquidity

As of June 30, 2013, we had approximately $3.6 million in cash and $108.8 million in restricted cash. Our short-term loans were approximately $146.4 million. We also had approximately $1.2 million long-term loans. As of June 30, 2013, the Company had an unused line of credit with banks of approximately $16.2 million.

For fiscal 2014, we anticipate approximately $8 million for major maintenance and equipment improvement. We have not planned any additional large capital expenditure items. For the 500,000-ton new cold-rolled production line, the remaining capital expenditure is approximately $4 million, which is expected to be completed by the end of calendar year 2013. Under normal operating conditions, we believe we have sufficient liquidity to carry our operations for the foreseeable future.

Conference Call Information

Sutor's management will host an earnings conference call today, September 17, 2013, at 8:30 a.m. U.S. Eastern time/8:30 pm Beijing/Hong Kong time. Listeners may access the call by dialing US: +1 877 847 0047, CN: 800 876 5011, HK +852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through October 16, 2013. Listeners may access it by dialing US: +1 866 572 7808, CN: 800 876 5013, HK: +852 3012 8000, access code: 699126.

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD"). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and distributors of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

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Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2013, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe,""expect,""anticipate,""project,""targets,""optimistic,""intend,""aim,""will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:
Jason Wang, Director of IR
Sutor Technology Group Limited
Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com

Financial Tables Below:

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SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2013	2012

ASSETS
Current Assets:
Cash and cash equivalents	$3,601,385	$9,530,531
Restricted cash	108,825,425	111,582,149
Short-term investments	-	4,849,112
Trade accounts receivable, net of allowance for doubtful accounts of $623,742 and $1,306,099, respectively	7,331,291	7,023,880
Notes receivable	320,888	475,112
Other receivables and prepayments, net of allowance for doubtful accounts of $248,128 and $351,372, respectively	3,446,187	4,275,817
Advances to suppliers, unrelated parties, net of allowance for doubtful accounts of $796,026 and $366,697, respectively	43,175,047	27,446,626
Advances to suppliers, related parties, net of allowance for doubtful accounts of nil	185,615,973	121,884,833
Inventories, net	52,377,135	50,432,279
Deferred tax assets	952,417	709,688
Total Current Assets	405,645,748	338,210,027
Non-current Assets:
Advances for purchase of long term assets	17,085,958	15,001,088
Property, plant and equipment, net	71,508,912	77,231,273
Intangible assets, net	3,074,372	3,082,877
Equity method investments	6,686,539	-
Total Non-current Assets	98,355,781	95,315,238
TOTAL ASSETS	$504,001,529	$433,525,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$138,968,845	$111,166,838
Long-term loans, current portion	7,418,003	27,762,975
Accounts payable, unrelated parties	82,602,243	57,079,617
Accounts payable, related parties	20,162,069	-
Other payables and accrued expenses	7,291,220	8,820,064
Advances from customers	11,008,550	7,924,812
Warrant liabilities	144,535	47,404
Total Current Liabilities	267,595,465	212,801,710
Long-Term Loans	1,180,877	8,490,772
Total Liabilities	268,776,342	221,292,482

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; nil shares outstanding	-	-
Common stock - $0.001 par value; authorized: 500,000,000 shares as of June 30, 2013 and June 30, 2012; issued: 40,965,602 shares and 40,805,602 shares as of June 30, 2013 and June 30, 2012, respectively	40,965	40,805
Additional paid-in capital	41,793,142	41,344,306
Statutory reserves	20,426,971	18,100,361
Retained earnings	132,311,592	117,732,738
Accumulated other comprehensive income	41,304,026	35,622,241
Less: Treasury stock, at cost, 590,838 and 544,477 shares as of June 30, 2013 and June 30, 2012, respectively	(651,509)	(607,668)
Total Stockholders' Equity	235,225,187	212,232,783
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$504,001,529	$433,525,265

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SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For The Year Ended
	June 30
	2013	2012

Revenue:
Revenue from unrelated parties	$395,433,973	$365,059,554
Revenue from related parties	216,641,488	166,564,169
	612,075,461	531,623,723

Cost of Revenue
Cost of revenue from unrelated parties	(367,211,097)	(336,196,285)
Cost of revenue from related parties	(199,928,842)	(153,704,170)
	(567,139,939)	(489,900,455)

Gross Profit	44,935,522	41,723,268

Operating Expenses:

Selling expenses	(8,266,533)	(7,236,095)
General and administrative expenses	(10,516,116)	(10,781,178)
Total Operating Expenses	(18,782,649)	(18,017,273)
Income from Operations	26,152,873	23,705,995

Other Incomes/(Expenses):
Interest income	3,414,416	2,831,798
Interest expense	(10,209,681)	(13,317,274)
Changes in fair value of warrant liabilities	(97,131)	352,168
Income from equity method investments	370,814	-
Other income	457,735	408,703
Other expense	(460,412)	(918,090)
Total Other Incomes/(Expenses)	(6,524,259)	(10,642,695)

Income Before Taxes	19,628,614	13,063,300
Income tax expense	(2,723,150)	(998,309)
Net Income	$16,905,464	$12,064,991

Other Comprehensive Income:
Foreign currency translation adjustment	5,681,785	5,552,680
Comprehensive Income	22,587,249	17,617,671

Basic Earnings per Share	$0.42	$0.30
Diluted Earnings per Share	$0.42	$0.30

Basic Weighted Shares Outstanding	40,251,218	40,533,158
Diluted Weighted Shares Outstanding	40,251,218	40,533,158

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SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Year Ended
	June 30
	2013	2012
Cash Flows from Operating Activities:
Net income	$16,905,464	$12,064,991
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	8,868,707	8,623,056
Reversal for doubtful accounts	(392,969)	(30,366)
Write downs of inventories	141,173	25,015
Stock-based compensation	193,518	127,820
Foreign currency exchange gain	(454,657)	(402,700)
Loss on disposal of property, plant and equipment	16,240	36,422
Interest income from short-term investments carried at amortized cost	(31,059)	(97,412)
Income from equity method investments	(370,814)	-
Deferred income taxes	(223,911)	(335,604)
Changes in fair value of warrant liabilities	97,131	(352,168)
Changes in current assets and liabilities:
Restricted cash	(20,674,295)	(16,778,737)
Trade accounts receivable	544,243	(3,392,490)
Notes receivable	161,978	(301,319)
Other receivables and prepayments	1,150,326	(2,022,785)
Advances to suppliers, unrelated parties	(15,318,614)	15,660,580
Advances to suppliers, related parties	(56,319,904)	(2,051,343)
Inventories	(982,823)	(3,149,913)
Accounts payable, unrelated parties	25,161,900	6,196,904
Accounts payable, related parties	19,853,697	-
Other payables and accrued expenses	(1,668,531)	3,999,210
Other payables, related parties	-	(604,544)
Advances from customers	2,874,317	(4,045,719)
Net Cash (Used In)/Provided by Operating Activities	(20,468,883)	13,168,898

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(5,310,774)	(25,868,522)
Proceeds from disposal of property, plant and equipment	889,743	63,526
Purchase of intangible assets	(3,565,706)	-
Payment for equity method investments	(6,213,456)	-
Payments for short-term investments	-	(4,722,996)
Disposal of subsidiary, net of cash disposed of $27,401 and nil, respectively	(27,401)	-
Proceeds from sale of short-term investments	4,909,220	-
Net Cash Used In Investing Activities	(9,318,374)	(30,527,992)

Cash Flows from Financing Activities:
Proceeds from loans	117,603,938	155,351,324
Payments of loans	(119,567,659)	(128,992,840)
Changes in restricted cash	25,763,889	(20,545,678)
Payments on repurchase of common stock	(43,841)	(607,668)
Net Cash Provided By Financing Activities	23,756,327	5,205,138

Effect of Exchange Rate Changes on Cash	101,784	359,556

Net Change in Cash and Cash Equivalents	(5,929,146)	(11,794,400)
Cash and Cash Equivalents at Beginning of Year	9,530,531	21,324,931
Cash and Cash Equivalents at End of Year	$3,601,385	$9,530,531

Supplemental Non-Cash Information:
Offset of notes payable to related parties against receivable from related parties	$10,791,134	$10,437,344
Supplemental Cash Flow Information:
Cash paid during the year for interest expense	$(8,670,207)	$(12,809,907)
Cash paid during the year for income tax	$(2,595,402)	$(1,015,879)

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